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                                                                     EXHIBIT 5.1

                    [Weil, Gotshal & Manges LLP letterhead]

                               September 15, 1998

Diamond Offshore Drilling, Inc.
15415 Katy Freeway
Houston, Texas 77094

Ladies and Gentlemen:

     We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 17,682,055 shares (subject to adjustment as described below) (the "Shares") of the common stock, par value $.01 per share ("Common Stock"), of the Company, that may be deliverable by Loews Corporation, a Delaware corporation ("Loews"), upon exchange of the 3 1/8% Exchangeable Subordinated Notes due 2007 (the "Notes"), in an aggregate principal amount of $1,150,000,000, of Loews. The number of Shares of Common Stock that may be delivered by Loews upon exchange for the Notes is subject to adjustment in certain circumstances as described in the Notes and in the indenture (as supplemented by the first, second and third supplemental indentures thereto) under which the Notes were issued. The Shares being registered under the Registration Statement will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Act.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares to Loews and authorizing the preparation and filing of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares that are issued and outstanding on the date hereof have been duly authorized and validly issued and are fully paid and nonassessable.

     The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                            Very truly yours,

                                            /s/  WEIL, GOTSHAL & MANGES LLP